                                                                      EXHIBIT 21
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                            WHOLLY OWNED SUBSIDIARIES
                            -------------------------

Keithley International Investment Corporation
28775 Aurora Road, Cleveland, Ohio 44139, U.S.A.

Keithley Foreign Sales Corporation
5 Norre Gade, Charlotte Amalie
St. Thomas, U.S. Virgin Islands 00801

FRANCE:  Keithley Instruments SARL
3 Allee des Garays,  BP 60
91122 Palaiseau Cedex

GERMANY:  Keithley Instruments GmbH
Landsberger Strasse 65
D-82110 Germering (Munich)

GREAT BRITAIN:  Keithley Instruments Ltd.
The Minister, 58 Portman Road
Reading (London), Berkshire RG30 1EA

ITALY:  Keithley Instruments SRL
Viale San Gimignano 38
20146 Milano

NETHERLANDS:  Keithley Instruments BV
Avenlingen West 49
4202 MS Gorinchem (Amsterdam)

SWITZERLAND:  Keithley Instruments SA
Kriesbachstrasse 4
8600 Dubendorf (Zurich)